                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. __________)(1)


                              MESABA HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    59066B102
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                 August 15, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


--------------------------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO.  59066B102                                          PAGE 2 OF  8 PAGES
           ---------                                              ---   ---

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  (1)  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       PAR INVESTMENT PARTNERS, L.P.

--------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                      (B) |X|

--------------------------------------------------------------------------------
  (3)  SEC USE ONLY

--------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       STATE OF DELAWARE
--------------------------------------------------------------------------------
                         (5)  SOLE VOTING POWER

      NUMBER OF               1,185,200 COMMON STOCK
        SHARES          --------------------------------------------------------
     BENEFICIALLY        (6)  SHARED VOTING POWER
       OWNED BY
         EACH                 NONE
      REPORTING         --------------------------------------------------------
     PERSON WITH         (7)  SOLE DISPOSITIVE POWER

                              1,185,200 COMMON STOCK
                        --------------------------------------------------------
                         (8)  SHARED DISPOSITIVE POWER

                              NONE
--------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,185,200 COMMON STOCK
--------------------------------------------------------------------------------

 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.8% COMMON STOCK
--------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO.  59066B102                                          PAGE 3 OF  8 PAGES
           ---------                                              ---   ---

--------------------------------------------------------------------------------
  (1)  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       PAR GROUP, L.P.

--------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                      (B) |X|

--------------------------------------------------------------------------------
  (3)  SEC USE ONLY

--------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       STATE OF DELAWARE
--------------------------------------------------------------------------------
                         (5)  SOLE VOTING POWER

      NUMBER OF               1,185,200 COMMON STOCK
        SHARES          --------------------------------------------------------
     BENEFICIALLY        (6)  SHARED VOTING POWER
       OWNED BY
         EACH                 NONE
      REPORTING         --------------------------------------------------------
     PERSON WITH         (7)  SOLE DISPOSITIVE POWER

                              1,185,200 COMMON STOCK
                        --------------------------------------------------------
                         (8)  SHARED DISPOSITIVE POWER

                              NONE
--------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,185,200 COMMON STOCK
--------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.8% COMMON STOCK
--------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  59066B102                                          PAGE 4 OF  8 PAGES
           ---------                                              ---   ---

--------------------------------------------------------------------------------
  (1)  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       PAR CAPITAL MANAGEMENT, L.P.

--------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                      (B) |X|

--------------------------------------------------------------------------------
  (3)  SEC USE ONLY

--------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       STATE OF DELAWARE
--------------------------------------------------------------------------------
                         (5)  SOLE VOTING POWER

      NUMBER OF               1,185,200 COMMON STOCK
        SHARES          --------------------------------------------------------
     BENEFICIALLY        (6)  SHARED VOTING POWER
       OWNED BY
         EACH                 NONE
      REPORTING         --------------------------------------------------------
     PERSON WITH         (7)  SOLE DISPOSITIVE POWER

                              1,185,200 COMMON STOCK
                        --------------------------------------------------------
                         (8)  SHARED DISPOSITIVE POWER

                              NONE
--------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,185,200 COMMON STOCK
--------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.8% COMMON STOCK
--------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON *

       CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        NAME OF ISSUER:

                  MESABA HOLDINGS, INC..

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  7501 26th Avenue South
                  Minneapolis, MN 55450

Item 2(a).        NAMES OF PERSON FILING:

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.

Item 2(b).        BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  Par Capital Management, Inc.
                  One Financial Center, Suite 1600
                  Boston, MA 02111

Item 2(c).        CITIZENSHIP:

                  State of Delaware

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP NUMBER:

                  59066B102

Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                  13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

Item 4.   OWNERSHIP:

                  (a)  Amount Beneficially Owned:
                                    1,185,200 common stock

                  (b)  Percent of Class:
                                    5.8% common stock

                  (c)  Number of shares as to which such person has:

                           (i)      1,185,200 common stock

                           (ii)     shared power to vote or to direct the vote:

                           (iii) sole power to dispose or to direct the disposition of:
                                    1,185,200 common stock

                           (iv) shared power to dispose or to direct the disposition of:

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10.  CERTIFICATION:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 24, 2000

                                    PAR INVESTMENT PARTNERS, L.P.
                                    By: PAR GROUP, L.P.
                                        its general partner
                                    By: PAR CAPITAL MANAGEMENT, INC.
                                        its general partner

                                    By: /s/ Frederick S. Downs, Jr.
                                        ----------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                                    PAR GROUP, L.P.
                                    By:  PAR CAPITAL MANAGEMENT, INC.,
                                         its general partner

                                    By:  /s/ Frederick S. Downs, Jr
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                    PAR CAPITAL MANAGEMENT, INC.

                                    By:  /s/ Frederick S. Downs, Jr.

                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President